[Adoption Pursuant to the Terms of the Merger Agreement]
[DATE]

Notice of Amendment of LTI Awards

    On April 12, 2023, National Instruments Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Emerson Electric Co. (“Emerson”), pursuant to which the Company will become a wholly owned subsidiary of Emerson. This notice amends the terms of all outstanding cash-based long-term incentive awards and restricted stock unit awards granted by the Company that will not be settled upon the closing (the “Closing”) of the transactions contemplated by the Merger Agreement and applies to any cash-based long-term incentive awards or restricted stock unit awards that may be granted by the Company following the date of this notice and prior to the Closing and that will not be settled upon the Closing (such awards collectively, the “LTI Awards”), in each case effective upon and subject to the Closing.

    Notwithstanding anything to the contrary in the equity incentive plans or applicable award agreements or otherwise, in the event of a termination of employment with the Company or its affiliates without Cause (as defined in the Company’s 2022 Equity Incentive Plan), for Good Reason or due to death or Disability (as defined in the Company’s 2022 Equity Incentive Plan), in each case within 24 months [(or solely with respect to prong (C) of the definition of “Good Reason,” 18 months)]1 following the Closing, any outstanding and unvested LTI Awards (including Emerson restricted stock unit awards into which Company restricted stock unit awards are converted pursuant to the Merger Agreement) shall become fully vested upon such termination.

    For purposes of this notice, “Good Reason” shall mean the applicable award holder’s resignation within 30 days following the expiration of any Company cure period (as discussed below) following the occurrence of one or more of the following, without his or her written consent: (A) a material reduction by the Company in his or her base salary or wage rate or target bonus as in effect immediately prior to such reduction, other than a reduction of up to 25% that is also applied to other similarly situated employees of the Company and its affiliates; (B) the Company’s relocation of the applicable holder to a facility or a location more than one hundred (100) miles from his or her then-present location; or [(C) a material diminution of the applicable holder’s authority relative to his or her authority in effect immediately prior to such diminution; provided, however, that a reduction in his or her authority, duties, or responsibilities solely by virtue of the Company being acquired (including in connection with the transactions contemplated by the Merger Agreement) and made part of a larger entity (including, for the avoidance of doubt, Emerson and its subsidiaries) does not constitute “Good Reason” (for example, “Good Reason” does not exist if the applicable holder is employed by the Company with substantially the same responsibilities with respect to the Company’s business that he or she had immediately prior to the Closing regardless of whether his or her title, authorities, duties, responsibilities or reporting relationship is revised to reflect his or her placement, solely by virtue of the transaction, within the overall corporate hierarchy of Emerson and its subsidiaries (and no longer to a public company) or whether he or she provides services to a subsidiary, affiliate, business unit, or otherwise of Emerson and its subsidiaries (and no longer to a public company))]2. The applicable holder’s resignation will not be deemed to be for Good Reason unless he or she has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of such grounds and a reasonable cure period of not less than 30 days following the date the Company receives such notice, and such condition has not been cured during such period.
1 Bracketed text only to be included for employees at the Vice President level or above.
2 Prong (C) only to be included for employees at the Vice President level or above.

    Except as provided herein, the terms of the LTI Awards as set forth in the Company’s equity incentive plans or applicable award agreements shall remain in full force and effect. Without limiting the generality of the foregoing, terms of this notice are in addition to, and shall not impair or reduce an award holder’s rights with respect to, any termination vesting provisions otherwise applicable to an LTI Award.

    This notice is binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated if no succession had taken place. The term “Company,” as used in this notice, shall mean the Company as defined above and any successor or assignee to the business or assets of the Company which by reason hereof becomes bound by this notice.

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